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                                    ARTICLE 8
                                        OF
                             SOFTWARE SPECTRUM, INC.'S
                            AMENDED AND RESTATED BYLAWS
                            EFFECTIVE SEPTEMBER 17, 1998


     8.1 EXECUTIVE OFFICERS. The officers of the corporation shall consist of a President and a Secretary, and may also include one or more Vice Presidents, a Treasurer and such other officers as are provided for in Section 8.3 of this Article. Any Vice President of the corporation may, by the addition of a number or a word or words before or after the title "Vice President", be designated "Senior Executive", "Executive", "Senior", "Trust", "Second" or "Assistant" Vice President. Each officer of the corporation shall be elected by the Board of Directors or shall be appointed by the Chief Executive Officer, as provided in
Section 8.2 of this Article. Any two or more offices may be held by the same person.

     8.2 ELECTION AND QUALIFICATION. The Board of Directors, at its first meeting after each annual meeting of shareholders, shall choose a President and a Secretary, neither of whom need be a member of the Board. The Board also may elect one of its members Chairman of the Board, and may elect a Chief Executive Officer, one or more Vice Presidents, a Treasurer, and one or more Assistant Secretaries and Assistant Treasurers. The Board of Directors, may by resolution adopted from time to time, authorize the Chief Executive Officer, if so designated, to appoint such other officers of the corporation, including Vice Presidents of the Company, as the Chief Executive Officer shall deem appropriate from time to time.

     8.3 OTHER OFFICERS AND AGENTS. The Board of Directors or the Chief Executive Officer, if so authorized by the Board, may elect or appoint such other officers, including assistant officers and agents as may be necessary or appropriate, who shall hold their offices for such terms as shall exercise such powers and perform such duties as shall be determined from time to time by the Board, or the Chief Executive Officer of the corporation, as the case may be.

     8.4 SALARIES. The salaries of all officers and agents of the corporation shall be fixed by resolution of the Board of Directors or any committee of the Board of Directors.

     8.5 TERM, REMOVAL AND VACANCIES. Each officer of the corporation shall hold office until his or her successor is chosen and qualified or until his or her death, resignation or removal. Any officer may resign at any time upon giving written notice to the corporation. Any officer or agent or member of a committee elected or appointed by the Board of Directors or the Chief Executive Officer may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent or member of a

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committee shall not of itself create contract rights.  Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled if so authorized by the Board of Directors, or if designated such authority, the Chief Executive Officer.

     8.6 CHIEF EXECUTIVE OFFICER. The Board of Directors may designate an officer as the Chief Executive Officer of the corporation. The officer so designated as the Chief Executive Officer shall preside at all meetings of the shareholders and of the Board of Directors and shall have and shall exercise all of the powers and duties as usually pertain to such office or as may be delegated by the Board of Directors. Unless the Board of Directors shall otherwise delegate such duties, the Chief Executive Officer shall be ex-officio a member of all standing committees. The Chief Executive Officer shall have general powers of oversight, supervision and management of the business and affairs of the corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. If a Chief Executive Officer is not otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the corporation.

     8.7 PRESIDENT. The President shall have such powers and duties as usually pertain to such office, except as the same may be modified by the Board of Directors. Unless the Board of Directors shall otherwise delegate such duties, the President shall have general and active control of the day to day affairs and management of the business of the corporation. Unless otherwise determined by the Board of Directors, the President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the power of the Chief Executive Officer.

     8.8 VICE PRESIDENTS. Unless otherwise determined by the Board of Directors, one of the Vice Presidents shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. The various Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, as appropriate, shall prescribe.

     8.9 SECRETARY. The Secretary shall attend all meetings of the Board of Directors and of the shareholders, record all the proceedings of the meetings of the Board of Directors and of the shareholders in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the shareholders and special meetings as may be prescribed by the Board of Directors or the President. He or she shall keep in safe custody the seal of the corporation, and, when authorized by the Board of Directors, affix the same to any instrument requiring it, and, when so affixed, it shall be attested by his or her signature or by the signature of the Assistant Secretary, or if there be none, the signature of the Treasurer acting as Assistant Secretary.

     8.10 ASSISTANT SECRETARIES. An Assistant Secretary, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the

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Secretary, perform the duties and exercise the powers of the Secretary.  They shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

     8.11 TREASURER. The Treasurer shall have the custody of the corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, President and the Board of Directors at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer, and of the financial condition of the corporation.

     8.12 ASSISTANT TREASURERS. An Assistant Treasurer, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. The Assistant Treasurer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

     8.13 OFFICER'S BOND. If required by the Board of Directors, any officer so required shall give the corporation a bond (which shall be renewed as the Board may require) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the corporation, in case of his or her death, resignation, retirement or removal from office, of any and all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.


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